Exhibit 5.1
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                 LETTERHEAD OF BLACKWELL SANDERS PEPER MARTIN LLP
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                                January 14, 1999



Payless Cashways, Inc.
Two Pershing Square
2300 Main, P.O. Box 419466
Kansas City, Missouri 64141

Ladies and Gentlemen:

     We have acted as counsel to Payless Cashways, Inc., a Delaware corporation (the "Company"), in connection with the proposed offering of up to 2,400,000 shares of common stock of the Company (the "Common Stock") pursuant to the Company's 1998 Omnibus Incentive Plan (the "Plan").

     In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. Based upon and subject to the foregoing, we are of the opinion that when such 2,400,000 shares of Common Stock have been issued and sold by the Company in accordance with the terms of the Plan and related award agreements, such shares will constitute legally issued, fully paid and non-assessable shares of the Company.

     We consent to the filing of this opinion as an exhibit to the registration statement pursuant to which such shares will be sold and to the reference to us in such registration statement.

                                         Very truly yours,


                                         /s/ Blackwell Sanders Peper Martin LLP
                                             Blackwell Sanders Peper Martin LLP